ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (the “Agreement”) is dated effective as of May ___, 2018 (the “Effective Date”), by and between LK Ventures, LLC, a Nevada limited liability company (“LKV”), FUTURE FARM TECHNOLOGIES INC., a British Columbia corporation (“FFT”), and MDM CULTIVATION, LLC, a Delaware limited liability company (“MDM”), (collectively, “Sellers”) as the Members of YLK PARTNERS NV, LLC, a Nevada limited liability company, with an address located at 100 Alexander Way, Edgewater, NJ 07020 (“Company”), and Solis tek inc, a Nevada corporation, with an address located at 853 Sandhill Avenue CA 90746 (“Buyer”) (Sellers and Buyer sometimes collectively referred to herein as the “Parties” or individually as the “Party”).

RECITALS

WHEREAS, Company was formed on December 13, 2017, upon the submission and incorporation of its Articles of Organization to the Nevada Secretary of State, pursuant to the Nevada Revised Statues, Ch. 86, as amended from time to time, Title 6, Section 18-101, et seq. (the “Act”);

WHEREAS, Sellers in the aggregate, hold, own and maintain One Hundred Percent (100%) of the Membership Interests in Company (“Membership Interests”) allocated as follows: LKV holds, owns and maintains Forty Five Percent (45%); MDM holds, owns and maintains Forty Five Percent (45%); and FFT holds, owns and maintains Ten Percent (10%);

WHEREAS, Buyer intends to purchase and acquire the Membership Interests in the Company, as further described herein from Sellers (the “Transaction”); and

WHEREAS, the Parties desire and intend for this Agreement to govern the terms, obligations and covenants of the Transaction;

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Purchase Price; Warrants. The total purchase price for the Membership Interests will be paid by the issuance of warrants to purchase Five Million (5,000,000) shares of Buyer’s common stock (“Shares”) at an exercise price of One Cent ($0.01) per Share (the “Warrants”), as detailed and defined in Exhibit A, attached and incorporated by reference herein.

(a) Issuance of Warrants. The Parties acknowledge and agree that the Warrants shall be issued as follows:

(i)	2,250,000 to LKV

(ii)	2,250,000 to MDM

(iii)	500,000 to FFT

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(b) Piggy-Back Registration Rights. The Parties acknowledge and agree the Shares underlying the Warrants (the “Warrant Shares”) shall have Piggy-Back Registration rights, as defined herein this Section 1(b). Pursuant to the Piggy-Back registration rights, granted herein, if Buyer proposes to register any of its authorized, but unissued Shares (except: (i) pursuant to a Form S-8 registration statement; (i) pursuant to a registration statement filed to register shares previously issued; or a registration statement filed to register shares underlying warrants or convertible debt), it will give prompt written notice to each of the Sellers, as the holder of the Warrants, of its intention to effect such Registration (the “Incidental Registration”). Within ten (10) business days of receiving such written notice of an Incidental Registration, each of the Sellers may make a written request (the “Piggy-Back Request”) that Buyer include in the proposed Incidental Registration all or a portion of the Warrant Shares owned by the requesting Seller. In the event of a Piggy-Back Request, Buyer will use all commercially reasonable efforts to include in any Incidental Registration, the Warrant Shares which Buyer has been requested to register pursuant to any timely Piggy-Back Request by Seller(s), to the extent required to permit the disposition of the Warrant Shares, so to be registered; however, Buyer shall not be obligated to effect a registration pursuant to Seller(s) Piggy-Back Request, if Byer discontinues the related Incidental Registration at any time prior to the effective date of any Incidental Registration filing statement, filed in connection therewith. Notwithstanding the foregoing, the Piggy-Back Registration Rights set forth herein shall not apply to the initial Registration Statement to be filed by Buyer pursuant to that certain Registration Rights Agreement of even date herewith between Buyer and YA II PN, Ltd.

2. The Company’s Assets. The Parties acknowledge and agree that the Transaction consists of the purchase of the Membership Interests. The Sellers agree theyhave not caused, and will take no action to cause, the Company to assign, transfer or dispose of any Assets prior to the date hereof. Parties acknowledge and agree that “Assets” shall be defined as any tangible or intangible right, benefits, contracts and agreements belonging to the Company, which shall include without limitation (i) all patents, industrial designs, copyrights, trademarks, and trade secrets (collectively, “Intellectual Property”); and (ii) Company’s wholly owned subsidiary YLK Partners AZ, LLC, a Nevada limited liability company (“YLK AZ”) and its assets, rights, benefits contracts and agreements. The Parties further acknowledge and agree that YLK AZ provides certain services related to the management, administration and operation of a duly-licensed medical marijuana cultivation and processing facility in the State of Arizona, pursuant to that certain Cultivation Management Services Agreement, dated January 5, 2018 (the “Management Agreement”), by and between YLK AZ and a duly licensed Dispensary, as defined therein, pursuant to and in compliance with Title 9; Chapter 17 of the Arizona Department of Health Services Medical Marijuana Program (the “AZDHS Rules”) and A.R.S. § 36-2801 et seq., as amended from time to time (the “Act”) (the AZDHS Rules and the Act collectively referred to herein as the “AMMA”).

3. Due Diligence. Sellers have provided Buyer with all documents and materials in its possession related to Company, and this Transaction, including but not limited to financial data, tax records, business and corporate documentation, business records, employee records, vendor contracts and agreements, records regarding all monthly expenses and costs, environmental reports, operating systems, managerial techniques, potential customer lists, engineering reports, specifications and drawings, product and process data, applications, submittals and approvals, all promissory notes, security agreements, contracts and agreements evidencing any outstanding debt, liability or obligation which may affect Sellers, Company, or YLK AZ, other similar documents and records related to the business of Company, YLK AZ and/or Sellers, and any other information reasonably requested by Buyer (the aforementioned collectively referred to as the “Due Diligence Documents”). Buyer acknowledges that Sellers will deliver many original documents and Buyer agrees to safeguard and keep in order all such documents and return them, in the same condition as received either (i) upon completion of the Due Diligence Period or, (ii) upon the earlier termination of this Agreement.

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The Parties acknowledge and agree that the Due Diligence Period commenced upon the effective date the LOI and shall continue through May 10, 2018 (the “Due Diligence Period”). Buyer shall provide written notice to Sellers regarding any concerns related to the Due Diligence Documents prior to the conclusion of the Due Diligence Period. Upon the conclusion of the Due Diligence Period, Buyer shall be deemed to have reviewed and accepted the Due Diligence Documents and all the information contained therein.

4. Execution and Closing Date. The Parties acknowledge and agree to mutually act in good faith to prepare, agree upon and execute this Agreement and all ancillary documents described herein and required to complete the Transaction, as further detailed and defined in Section 4, and the Parties further agree to take all actions necessary to execute this Agreement and close the Transaction (the “Closing”) on or before May 10, 2018 (“Closing Date”). The Parties shall have the right to mutually agree in writing to extend the Closing Date for up to one (1) week, until May 17, 2018.

5. Closing Deliverables. The Parties acknowledge and agree that on or before the Closing Date, they shall have respectively provided the following:

(a) Sellers have provided Buyer a Resolution of Company, unanimously executed by its Manager and Members, authorizing and approving the following: (i) the Transaction; (ii) execution of this Agreement; (iii) the assignment, transfer and conveyance of the Membership Interests to Buyer; and (iv) the adoption, approval and execution of the restated and amended Operating Agreement of Company reflecting the actions described herein and any additional agreed upon terms and provisions regarding the governance, management and operation of Company.

(b) Buyer has provided to Sellers the restated and amended Operating Agreement of Company, reflecting the actions described herein and any additional required terms, obligations and provisions related to the governance, management and operation of Company requested by Buyer.

(c) Sellers have provided Buyer with all necessary assurances that evidence that upon the Closing Date the Company has not nor is not seeking or requesting any type of bankruptcy protection or bankruptcy procedure.

(d) Sellers have provided to Buyer all documents, agreements, or requested documents pertaining to YLK AZ and the Management Agreement, pursuant to which, YLK AZ shall continue to provide certain services related to the management, administration and operation of the Dispensary’s Cultivation Facility (as defined therein), pursuant to the AMMA and all rules, requirements and regulations.

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(e) Buyer and Sellers have mutually prepared, secured, and/or executed, as appropriate, all required governmental or third-party approvals, waivers, disclosures or consents.

(f) Sellers have taken all actions necessary to acquire the necessary approvals and authorizations and prepared and provided Buyer all documents necessary to cause the assignment, transfer and conveyance of the Membership Interests and all Assets, contracts and agreements in Company.

(g) Buyer has provided to Sellers the Warrant duly executed by the Company, pursuant to and in accordance with Section 1 of this Agreement.

(h) Sellers shall take all reasonable actions, execute all documents, and provide all assistance deemed reasonably necessary by Buyer to comply with the intent of this Agreement.

(i) Buyer has taken all reasonable actions, executed all documents, and provided all assistance deemed reasonably necessary by Sellers to comply with the intent of this Agreement.

The deliverables described in the aforementioned (a) through (i) are collectively referred to herein as the “Closing Deliverables”.

6. Representations and Warranties of Sellers. Each Seller represents, warrants, and covenants severally but not jointly to Buyer, with the understanding Buyer is relying upon such representations, warranties, and covenants that: (a) Each Seller has the full right, power, and authority to enter into this Agreement and be bound by the terms of this Agreement and have obtained the consent of any other person or entity, other than as required herein; (b) the execution and delivery of this Agreement and the performance by each Seller of its obligations pursuant to this Agreement, do not and will not constitute a breach of or a default under any other agreement or obligation applicable to such Seller; (c) the execution and delivery of this Agreement by Sellers will constitute the valid and binding obligation of such Seller; (d) to the knowledge of each Seller, there are no actions, suits, proceedings, or investigations involving, Company and/or YLK AZ, threatened against or involving such Seller, Company, and/or YLK AZ, brought by any Seller, Company, and/or YLK AZ, affecting such Seller, Company, and/or YLK AZ, or any of the rights and obligations described therein, at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the twenty-four (24) month period preceding the Effective Date; (e) all information supplied by any Seller, Company, and/or YLK AZ or its agents to Buyer is, to such Seller’s knowledge, true, complete, and correct and does not fail to state a material fact necessary to make any of such information misleading; (f) each Seller has free, clear and unencumbered title to its respective Membership Interests; (g) each Seller: (I) is acquiring the Warrants pursuant to an exemption from registration under the Securities Act of 1934, as amended (the “Securities Act”) solely for investment with no present intention to distribute any of the securities to any person in violation of the Securities Act or any other applicable securities laws, and (II) will not sell or otherwise dispose of any of the Warrants, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws; and (i) each Seller has, will, and/or shall ensure compliance of the Closing Deliverables applicable to such Seller, Company and/or YLK AZ pursuant to Section 5 herein. The Parties agree the warranties provided herein this Section 6 shall expire on the date that is twelve (12) months following the Closing Date.

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7. Representations, Warranties, and Covenants of Buyer. Buyer represents, warrants, and covenants to Sellers, with the understanding Sellers are relying upon such representations, warranties, and covenants that: (a) Buyer has the full right, power, and authority to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity; (b) the execution and delivery of this Agreement, and the performance by Buyer of its obligations pursuant to this Agreement, do not and will not constitute a breach of or a default under any other agreement or obligation applicable to Buyer; (c) the execution and delivery of this Agreement by Buyer will constitute the valid and binding obligation of Buyer; (d) there are no material actions, suits, proceedings, or investigations pending or, to the knowledge of Buyer, threatened against or involving Buyer or its affiliates, or brought by Buyer or its affiliates, affecting Buyer or its affiliates, or any of the rights and obligations described herein, at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the twenty-four (24) month period preceding the Effective Date; (e) all information supplied by Buyer or its agents to Sellers or their agents is true, complete, and correct and does not fail to state a material fact necessary to make any of such information misleading; and (f) Buyer has or will comply with the Closing Deliverables applicable to Buyer pursuant to Section 5 herein; and (g) Buyer has the authority and ability to provide Sellers the Warrants in accordance with Section 1 herein. The Parties agree the warranties provided herein this Section 7 shall expire on the date that is twelve (12) months following the Closing Date.

8. Indemnification. The Parties acknowledge and agree:

(a) Sellers shall severally but not jointly indemnify and hold Buyer, its successors and assigns harmless from and against all losses, costs, damages, claims, lawsuits and liabilities arising in connection with any third-party claims concerning Company or YLK AZ arising prior to, or after the Closing Date (each, a “Seller Claim”), if the basis of such Seller Claim stems from an act or omission of Sellers prior to the Closing Date. Sellers shall be severally but not jointly responsible for all reasonable attorneys’ fees, costs and expenses incurred by Buyer in defense of any such Claim. The indemnification obligations set forth herein, shall include by way of example and not limitation, the duty to indemnify and hold Buyer harmless from and against any claims, demands, actions, suits, arbitrations, assessments, adjustments, or other proceedings regarding or resulting from any state or federal government tax filing, including amendments to any such filing, on behalf of Company or YLK AZ, related to the total revenue generated by Company or YLK AZ and reported to the any State’s Department of Revenue and/or the Internal Revenue Service. The Parties agree that Sellers’ obligation to defend, indemnify, and hold harmless Buyer as described in this Agreement shall equally apply to Buyer and to Buyer’s former, current, and future officers, directors, shareholders, subsidiaries, affiliates, members, managers, principals, partners, agents, successors, and assigns.

(b) Buyer shall indemnify and hold Sellers, and their successors and assigns harmless from and against all losses, costs, damages, claims, lawsuits and liabilities arising in connection with any third-party claims concerning Buyer arising prior to, or after the Closing Date (each, a “Buyer Claim”), if the basis of such Buyer Claim stems from an act or omission of Buyer prior to the Closing Date. Buyer shall be solely responsible for all reasonable attorneys’ fees, costs and expenses incurred by Sellers in defense of any such Claim. The indemnification obligations set forth herein, shall include by way of example and not limitation, the duty to indemnify and hold Sellers harmless from and against any claims, demands, actions, suits, arbitrations, assessments, adjustments, or other proceedings regarding or resulting from any state or federal government tax filing, including amendments to any such filing, on behalf of Buyer. The Parties agree that Buyer’s obligation to defend, indemnify, and hold harmless Sellers as described in this Agreement shall equally apply to Sellers and to Sellers’ former, current, and future officers, directors, shareholders, subsidiaries, affiliates, members, managers, principals, partners, agents, successors, and assigns.

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9. Alternative Dispute Resolution. The Parties acknowledge and agree, either Party may elect to try and resolve any dispute, claim, or controversy arising out of or relating to this Agreement by mediation. In the event such dispute cannot be resolved by mediation, the dispute shall then be determined by arbitration using the rules of the American Arbitration Association with three (3) arbitrators selected in accordance with such rules, the venue for which will be in Los Angeles, California. The arbitration judgment will be final and binding upon the parties and may be entered in any court having jurisdiction thereof.

10. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Unless otherwise resolved pursuant to Section 9, each Party: (a) consents to the exclusive jurisdiction and venue of the Superior Court of the State of California, located in Los Angeles County, California for the enforcement of this Agreement and matters pertaining to the Transaction and activities contemplated hereby; (b) waive any objection a Party might have to jurisdiction or venue of such forum or that such forum is inconvenient; and (c) agree not to bring any such action in any other jurisdiction or venue to which either Party might be entitled by domicile or otherwise

11. Assignment; Parties Bound. This Agreement may not be assigned by either Party without prior written consent of the other Party. This Agreement shall be binding on and inure to the benefit of the Parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted by this Agreement.

12. Good Faith. The Parties hereto agree to operate and proceed in good faith to accomplish the Transaction described herein. Any consent required under this Agreement shall not be unreasonably withheld.

13. Notices. Any notices, demands, or communications required or permitted hereunder shall be in writing and delivered in person, transmitted by facsimile, or mailed via Federal Express or similar overnight delivery service, or by U.S. registered or certified mail (return receipt requested), to the Parties at their respective addresses as set forth herein. Any such notices shall be deemed to have been duly given on the earlier of: (a) the date of its receipt; or (b) the date that is three (3) days after its mailing as provided herein.

14. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, the remaining provisions shall remain valid and unimpaired, and shall continue in full force and effect.

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15. Amendments. This Agreement may only be amended, revoked or otherwise changed pursuant to the mutual written consent of the Parties.

16. Federal Government Action. The Parties hereby acknowledge that they are aware of and fully understand that notwithstanding the State of Arizona’s medical cannabis laws and the terms and conditions of this Agreement, Arizona medical cannabis cultivators, transporters, distributors or possessors may still be arrested by federal officers and prosecuted under federal law. In the event of a federal arrest, seizure, or prosecution action associated with the Parties’ activities described herein, the Parties agree to hold each other and their respective attorneys harmless and agree to be individually responsible for any attorney’s fees associated with defending such actions. The Parties also agree to waive illegality as a defense to any contract enforcement action related to this Agreement and brought by either Party against the other Party.

17. Waiver. The failure of a Party to enforce any provision of this Agreement at any time, to exercise any election or option provided herein, or to require at any time the performance of any provisions herein will not in any way constitute a waiver of such provision.

18. Attorneys’ Fees. Should any arbitration or litigation be commenced between the Parties to this contract concerning the rights and duties of either Party in relation to this Agreement, the substantially prevailing Party in the arbitration or litigation shall be entitled to (in addition to any other relief that may be granted) a reasonable sum as and for attorneys’ fees in the arbitration or litigation, which sum shall be determined by the court or other person presiding in the arbitration or litigation or in a separate action brought for that purpose.

19. Entire Agreement. This Agreement supersedes all prior negotiations, discussions, understandings and agreements between the Parties and constitutes the sole and entire agreement of the Parties respecting the subject matter hereof, and in no event, shall either Party be charged with any covenant, representation, warranty, guaranty, indemnity or other agreement except to the extent expressly stated in this Agreement.

20. Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be deemed appropriate by the Parties, all of which when taken together shall comprise one agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Acquisition Agreement as of the Effective Date.

“BUYER”

SOLIS TEK, INC.,
a Nevada corporation

By:
Name:	Alan Lien
Its:	President

“SELLERS”

MDM CULTIVATION, LLC
a Delaware limited liability company

By:
Name:
Its:

LK VENTURES LLC,
a Nevada limited liability company

By:
Name:
Its:

FUTURE FARM TECHNOLOGIES, INC.
a Canadian corporation

By:
Name:
Its:

“COMPANY”
YLK PARTNERS NV, LLC, a Nevada limited liability company, as Manager

By:
Name:
Its:	Manager

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EXHIBIT A

[See Attached Warrants]

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